Exhibit 99.1

          [USA Waste Logo]                        [United Logo]


FOR IMMEDIATE RELEASE

For Further Information:
Lew Nevins                    Michael Nolan                 Debra Wasser
USA Waste Services, Inc.      United Waste Systems, Inc.    Dewe Rogerson Inc.
(713) 512-6228                (203) 622-3131                (212) 688-6840
or (212) 892-7434             http:www.uwst.com


                   USA WASTE AND UNITED WASTE JOINTLY ANNOUNCE
                                MERGER AGREEMENT

HOUSTON, TEXAS AND GREENWICH, CONNECTICUT, April 14, 1997 -- USA Waste Services, Inc. (NYSE: UW) and United Waste Systems, Inc. (NASDAQ:UWST) today announced that the companies have entered into a definitive merger agreement which has been approved by each company's Board of Directors. Upon closing of the transaction, United Waste stockholders will receive 1.075 shares of USA Waste common stock for each United Waste common share. The equity value of the transaction, based upon Friday's USA Waste closing stock price, is approximately $1.7 billion. The closing is subject to approval by the stockholders of the companies, antitrust clearance, qualification of the merger as a tax-free pooling-of-interests transaction, and other customary closing conditions. The companies anticipate that the merger should close during the third quarter of 1997.

After the merger, USA Waste will have annualized revenues of approximately $2.1 billion, total assets in excess of $4.5 billion, and will operate 155 landfills, 270 collection companies, and 153 transfer stations, serving over three million customers in 42 states, the District of Columbia, Canada, Mexico and Puerto Rico.

The existing senior management team of USA Waste, John E. Drury, Chairman and Chief Executive Officer, Rodney R. Proto, President and Chief Operating Officer, and Earl E. DeFrates, Executive Vice President and Chief Financial Officer, will retain their respective positions in the merged company. United Waste's senior management team, including Bradley Jacobs, Chairman and Chief Executive Officer, John Milne, Vice Chairman and Chief Acquisition Officer, and Michael Nolan, Chief Financial Officer, will assist the merged company with transition matters and future acquisitions. United Waste will designate two persons to the Board of Directors of USA Waste.

John E. Drury, Chairman and CEO of USA Waste, said, "We are very pleased to be combining with a company as successful as United Waste. We anticipate significant synergies and enhanced growth opportunities to result from this merger, which we expect will be accretive to our earnings."

Mr. Drury added, "United Waste's secondary market focus complements our predominantly urban market strategy. We are particularly enthusiastic about the $500 million in acquisition opportunities United Waste has identified in and around its existing service areas, and we will encourage United Waste's fine acquisition professionals to pursue these opportunities."

Bradley Jacobs, Chairman and CEO of United Waste Systems, Inc., commented, "We are excited to team up with USA Waste, a company that shares our commitment to disciplined and profitable growth. This merger will allow us to capitalize on opportunities in many new services areas.

Donaldson, Lufkin & Jenrette Securities Corporation acted as USA Waste's financial advisor. Goldman, Sachs & Co. acted as financial advisor to United Waste.

USA Waste Services, Inc. and United Waste Systems, Inc. are integrated, non-hazardous solid waste companies. USA Waste, the third largest solid waste company in North America, currently serves over two million municipal, commercial, industrial and residential customers in 36 states with 1 19 landfills, 203 collection companies and 80 transfer stations. United Waste, the sixth largest solid waste company in North America, owns or operates 36 landfills, 67 collection companies and 73 transfer stations, serving more than 850,000 customers in 21 states.

Certain statements provided in this release constitute forward looking statements that involve a number of risks and uncertainties. These risks and uncertainties may cause actual results to differ materially from expected results and are described in detail in the Securities and Exchange Commission filings which have been made by USA Waste and United Waste.